Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VAXXINITY, INC.

* * * * *

VAXXINITY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Corporation was incorporated under the name Vaxxinity, Inc. by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on February 2, 2021 (as amended through the date hereof, the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD: The Restated Certificate restates and integrates and amends the Certificate of Incorporation of the Corporation.

FOURTH: The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, Vaxxinity, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 15th day of November, 2021.

VAXXINITY, INC.,

by	/s/ René Paula Molina
Name: René Paula Molina
Title: General Counsel and Secretary

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VAXXINITY, INC.

ARTICLE ONE

The name of the corporation is Vaxxinity, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent whose office address will be the same as the registered office is The Corporation Trust Company.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

SECTION 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,150,000,000 shares, consisting of two classes as follows:

(a) 50,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

(b) 1,100,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), 1,000,000,000 of which shall be designated as Class A Common Stock (the “Class A Common Stock”) and 100,000,000 of which shall be designated as Class B Common Stock (the “Class B Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

SECTION 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SECTION 3. Common Stock.

(a) Voting. Except as otherwise provided by the DGCL or this amended and restated certificate of incorporation (as it may be amended, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock and the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation. Each share of Class A Common Stock shall entitle the holder thereof to one vote for each share held by such holder as of the applicable record date on all matters to be voted upon by such stockholders of the Corporation and each share of Class B Common Stock shall entitle the holder thereof to ten votes for each share held by such holder as of the applicable record date on all matters to be voted upon by such stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Identical Rights. Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters. No holder of shares of Common Stock shall be entitled to preemptive, subscription or redemption rights.

(c) Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d) Liquidation Rights; Mergers or Consolidations. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series of capital stock of the Corporation ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

(e) Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the earlier of:

(A) a Transfer of such share other than a Permitted Transfer; and

(B) if the holder of such share of Class B Common Stock elects, in such holder’s sole discretion, to deliver a written notice to the transfer agent of the Corporation specifying that such share of Class B Common Stock shall convert into one fully paid and nonassessable share of Class A Common Stock at a date and time (or upon the happening of a future event) specified in such notice, at such time (or upon the happening of such event) as so specified by such holder in its notice (and any such notice may be revoked by such holder at any time prior to the date on which the conversion would otherwise occur unless otherwise specified by such holder in the applicable notice).

(iii) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual-class common stock structure, including the establishment of book-entry positions with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The Secretary shall determine whether a Transfer or other event giving rise to a conversion has occurred that results in a conversion to Class A Common Stock, and such determination shall be conclusive and binding.

(iv) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this ARTICLE FOUR, Section 3(e), such conversion(s) shall be deemed to have been made (i) in the case of a conversion pursuant to ARTICLE FOUR, Section 3(e)(i), immediately following delivery of the notice described therein, (ii) in the case of a conversion pursuant to ARTICLE FOUR, Section 3(e)(ii)(A), at the time of the applicable Transfer, or (iii) in the case of a conversion pursuant to ARTICLE FOUR, Section 3(e)(ii)(B), at the time specified or described in the notice described therein. For the avoidance of doubt, if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Class A Common Stock upon conversion of the Class B Common Stock shall not be deemed to have converted such Class B Common Stock until immediately prior to the closing of such sale of securities. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock as such shall cease and the person or persons in whose name or names the book-entry position(s) (or certificate or certificates) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Following any such conversion, the reissuance of the shares of Class B Common Stock so converted shall be prohibited, and such shares shall be retired in accordance with Section 243 of the DGCL.

(v) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock or out of shares of Class A Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

ARTICLE FIVE

SECTION 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Number of Directors; Voting. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be five directors and, thereafter, shall be fixed from time to time exclusively by resolution of the Board; provided, however, that the number of directors shall be not fewer than four directors and not more than eleven directors, each of whom shall be a natural person. Each director shall be entitled to one vote with respect to each matter before the Board of Directors, whether by meeting or pursuant to written consent.

SECTION 3. Election and Term of Office. The directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be elected at each annual meeting of stockholders, and each director shall hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

SECTION 4. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next succeeding annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

SECTION 5. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors. Any director may resign at any time upon written notice to the Corporation.

SECTION 6. Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

SECTION 7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SIX

SECTION 1. Limitation of Liability. (a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b) Amendment to this Article. Any amendment, repeal or modification of the foregoing paragraph (a) shall not (i) adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification or (ii) increase the liability of any director of the Corporation with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

ARTICLE SEVEN

SECTION 1. Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. On and after the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the Corporation’s stockholders shall not have the ability to consent in writing without a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited in the resolutions creating such series of Preferred Stock.

SECTION 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (A) the Chairperson of the Board of Directors, (B) the Lead Independent Director (as defined in the Bylaws), (C) the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (D) prior to the Trigger Date, the Secretary upon the written request of holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

SECTION 1. The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this ARTICLE EIGHT:

(a) “Affiliate” means (i) with respect to any Person (including a natural person), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; (ii) with respect to any Person (other than a natural person), any other Person directly or indirectly owning or controlling ten percent (10%) or more of any class of equity interests of such Person; (iii) with respect to any Person (other than a natural person), any officer, director, general partner or trustee of such Person; and (iv) with respect to any Person that is a natural Person, (x) the parents, siblings, spouse, former spouse and children (including stepchildren and those by adoption) of such Person and any other Person who lives in such Person’s household; (y) the parents, siblings, spouse, or children (including stepchildren and those by adoption) of any of the foregoing described in clause (x); and (z) any trust or other entity whose primary beneficiary or beneficial owner is such Person or any Person described in clause (x) or (y).

(b) “Equity Securities” means (i) any securities of the Corporation having voting rights, (ii) any equity securities evidencing an ownership interest in the Corporation and (iii) any equity securities, warrants, calls, options or other rights, whether vested or unvested, convertible into or exchangeable for, or representing the right to acquire from the Corporation, any shares of the foregoing, in the case of each of clauses (i)-(iii), without duplication.

(c) “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder or such Qualified Stockholder’s spouse or domestic partner.

(d) “Grantee” means Mei Mei Hu (as subject to adjustment in the Voting Agreement).

(e) “Grantor” means Louis Reese, Blackfoot Healthcare Ventures LLC and United Biomedical, Inc. (as subject to adjustment in the Voting Agreement).

(f) “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(g) “Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership or other entity.

(h) “Permitted Holder” means, with respect to a Qualified Stockholder, (a) a Permitted Trust solely for the benefit of (i) such Qualified Stockholder and/or (ii) any other Permitted Holder of such Qualified Stockholder, (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder and/or (ii) any other Permitted Holder of such Qualified Stockholder, (c) a Family Member of such Qualified Stockholder or (d) a Specified Holder.

(i) “Permitted Transfer” means any Transfer of a share of Class B Common Stock that satisfies the following requirements:

(i) by a Qualified Stockholder to (A) any Permitted Holder of such Qualified Stockholder or (B) to another Qualified Stockholder; or

(ii) by a Permitted Holder of a Qualified Stockholder to (A) such Qualified Stockholder or (B) any other Permitted Holder of such Qualified Stockholder.

(j) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(k) “Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder or (b) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(l) “Qualified Stockholder” means (a) a registered holder of one or more shares of Class B Common Stock immediately following the effectiveness of this Certificate of Incorporation (the “Effective Time”); (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time (including pursuant to the exercise or conversion of options or warrants or settlement of convertible securities), (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any convertible securities that can be settled in shares of Class B Common Stock) to a Permitted Holder that is a Qualified Stockholder pursuant to subclause (a) or becomes a Qualified Stockholder pursuant to subclause (b) of this definition and (d) a Permitted Transferee.

(m) “Secretary” means the Secretary of the Corporation or his or her delegate.

(n) “Specified Holder” means any of (i) Mei Mei Hu, (ii) Louis Reese, (iii) Blackfoot Healthcare Ventures LLC, (iv) United Biomedical, Inc. and (v) any Affiliate of a Grantor or Grantee who becomes the owner of or otherwise acquires, directly or indirectly, any Subject Shares of a Grantor or Grantee.

(o) “Subject Shares” means, with respect to a Person, any Equity Securities entitled to vote on a matter submitted to a vote of the stockholders of the Corporation or action by written consent by the stockholders of the Corporation that are held or owned, directly or indirectly, by such Person.

(p) “Transfer” of a share means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, the dispositive power or Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(i) granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (A) actions to be taken at an annual or special meeting of stockholders of the Corporation or (B) any other action of the stockholders permitted by this Certificate of Incorporation;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Specified Holders that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary and (B) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) pledging of such shares by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

(iv) entering into, amending, extending, renewing, restating, supplementing or otherwise modifying the Voting Agreement or any agreement, arrangement or understanding contemplated by the terms of the Voting Agreement, or taking any actions contemplated thereby, including the granting of a proxy, whether or not irrevocable, to any Person and the exercise of such proxy by such Person;

(v) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale; or

(vi) the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer.”

(q) “Trigger Date” shall mean the earlier of (i) the date on which the Specified Holders no longer hold a majority in Voting Control of all then-outstanding shares of capital stock of the Corporation and (ii) the date on which the Voting Agreement is no longer in effect.

(r) “Voting Agreement” shall mean the voting agreement by and among the Grantors and the Grantee.

(s) “Voting Control” means, with respect to a share of capital stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE NINE

SECTION 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered, rescinded or repealed, in whole or in part, and new bylaws made by (i) the Board or (ii) in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that on and after the Trigger Date, the Bylaws may only be amended, altered, rescinded or repealed, in whole or in part, and new bylaws made pursuant to clause (ii) of this Section 1 of ARTICLE NINE by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

SECTION 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right to amend this Certificate of Incorporation, provided such amendment is approved by the affirmative vote of holders of not less than a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class; provided that, on or after the Trigger Date no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, this ARTICLE NINE or ARTICLE TEN of this Certificate of Incorporation may be amended, altered, rescinded or repealed, in whole or in part, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless such amendment, alteration, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE TEN

SECTION 1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware)

shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the Certificate of Incorporation, the Bylaws or the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine (each, a “Covered Proceeding”); provided that, for the avoidance of doubt, the foregoing provision, including for any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

SECTION 2. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Section 1 of this ARTICLE TEN, the United States District Court for the District of Delaware (each, a “Foreign Action”), in the name of any person or entity (a “Claiming Party”) without the prior written approval of the Corporation, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Section 1 of this ARTICLE TEN (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

SECTION 3. Notice and Consent. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.

ARTICLE ELEVEN

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

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